EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent registered public accountants, we consent to the incorporation by reference in the Registration Statement No. 333-200222, 333-173279, 333-141321, 333-134296, and 333-125362 on Form S-3 and Registration Statement Nos. 333-142848 and 333-198065 on Form S-8 of our report dated June 29, 2015, relating to the statements of net assets available for benefits of PICO Holdings, Inc. Employees 401(k) Retirement Plan and Trust as of December 31, 2014 and 2013, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedules as of December 31, 2014 and for the year then ended, which report appears in the December 31, 2014 annual report on Form 11-K of PICO Holdings, Inc. Employees 401(k) Retirement Plan and Trust.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
June 29, 2015